UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report

June 15, 2015

(Date of earliest event reported)

SABINE OIL & GAS CORPORATION

(Formerly Forest Oil Corporation)
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	1-13515 (Commission File Number)	25-0484900 (I.R.S. Employer Identification No.)

1415 Louisiana, Suite 1600
Houston, Texas 77002
(Address of principal executive offices, including zip code)

(832) 242-9600
(Registrant’s telephone number, including area code)

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01.                               Regulation FD Disclosure.

On June 15, 2015, Sabine Oil & Gas Corporation (the “Company”) issued a press release announcing that it has elected to exercise its right to a grace period with respect to a $21 million interest payment due on its 7.25% Senior Notes due 2019, issued pursuant to the Indenture, dated as of June 6, 2007, by and between the Company and Wilmington Savings Fund Society, as trustee. The interest payment is due June 15, 2015; however, such grace period permits the Company 30 days to make such interest payment before an event of default occurs. The press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

The Company believes it is in the best interests of its stakeholders to actively address the Company’s debt and capital structure and is continuing discussions with its creditors and their respective professionals.  As of May 8, 2015, the Company had a cash balance of approximately $276.9 million, which provides substantial liquidity to fund its current operations. The Company is continuing to pay suppliers and other trade creditors in the ordinary course.

The information set forth under Item 7.01 and Exhibit 99.1 of this Current Report on Form 8-K is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing. The filing of this Item 7.01 of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information herein that is required to be disclosed solely by reason of Regulation FD.

ITEM 9.01.          Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit	Description

99.1	Press Release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 15, 2015	SABINE OIL & GAS CORPORATION

	By:	/s/ Timothy D. Yang
	Name:	Timothy D. Yang
	Title:	Senior Vice President, Land & Legal, General
Counsel, Chief Compliance Officer and Secretary